EXHIBIT 22

      Security Capital Bancorp has six wholly-owned subsidiaries: Security Bank and Trust Company, a North Carolina commercial bank; OMNIBANK, Inc., A State Savings Bank, a North Carolina savings bank; Citizens Savings, Inc., SSB, a North Carolina savings bank; Home Savings Bank, Inc., SSB, a North Carolina savings bank; First Cabarrus Corporation, a North Carolina corporation; and, Estates Development Corporation, a North Carolina corporation. Security Bank and Trust Company has one wholly-owned subsidiary, First Security Credit Corporation, a North Carolina corporation operating as a consumer finance company.